Cohen Fund Audit Services, Ltd. 1350 Euclid Ave., Suite 800 Cleveland, OH 44115-1877 www.cohenfund.com	216.649.1700 216.579.0111 fax

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated August 27, 2012, on the financial statements of The Olstein Funds, comprising The Olstein All Cap Value Fund and The Olstein Strategic Opportunities Fund, as of June 30, 2012, and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Olstein Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
October 26, 2012

Registered with the Public Company Accounting Oversight Board